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                                                 January 31, 1997

Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, MO  63101


Re:  Registration Statement on Form S-8 Relating to 2,900,000
     Shares of Common Stock, Par Value $.01 Per Share, To Be
     Issued Pursuant to the Ralcorp Holdings, Inc. Incentive Stock Plan

Gentlemen:

I am Vice President, General Counsel and Secretary of New Ralcorp Holdings, Inc. (the "Company") and have represented the Company in connection with the Ralcorp Holdings, Inc. Incentive Stock Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that:

(1) The shares of common stock that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

(2) The participations in the Plan to be extended to participants in the Plan will be, when extended in accordance with the Plan, validly issued.

I consent to the filing of this Opinion with the Plan's registration statement.



                                                 Sincerely,



                                                 Robert W. Lockwood
                                                 Vice President, General Counsel
                                                 and Secretary



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